  As filed with the Securities and Exchange Commission on December 20, 1996.
                                                    Registration No. 333-
                                                                         -------
================================================================================
                     SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C.  20549

                     ----------------------------------
                                  FORM S-3
                           REGISTRATION STATEMENT
                                    UNDER
                         THE SECURITIES ACT OF 1933

                     ----------------------------------
                        CANYON RESOURCES CORPORATION
           (Exact name of Registrant as specified in its charter)



          DELAWARE                                  1040                          84-0800747
(State or other jurisdiction of          (Primary Standard Industrial              (I.R.S. Employer
incorporation or organization)           Classification Code Number)            Identification number)

                     14142 DENVER WEST PARKWAY, SUITE 250
                           GOLDEN, COLORADO  80401
                                (303) 278-8464

             (Address, including zip code, and telephone number, including area code, of Registrant's principal executive office)

                                SCOTT M. REED
                   PARCEL, MAURO, HULTIN & SPAANSTRA, P.C.
                      1801 CALIFORNIA STREET, SUITE 3600
                           DENVER, COLORADO  80202
                                (303) 292-6400

          (Name, address, including zip code, and telephone number, including area code, of agent for service of process)

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after this Registration Statement becomes effective.

                     -----------------------------------

        If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

        If this Form is a post-effective amendment filed pursuant to 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                       CALCULATION OF REGISTRATION FEE

======================================================================================================================
                                                        Proposed          Proposed
                                                         maximum          maximum
      Titles of each class of                           offering         aggregate
         securities to be           Amount to be        price per         offering           Amount of
            registered               registered           share            price         registration fee
----------------------------------------------------------------------------------------------------------------------
     Common Stock                   20,000,000 shares    $2.47(1)       $49,400,000(1)       $14,969.70
======================================================================================================================

(1) Pursuant to Rule 457(c), the proposed maximum offering price per share is the average of the high and low prices as quoted on The American Stock Exchange on December 18, 1996.

        THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

================================================================================

                 SUBJECT TO COMPLETION, DATED DECEMBER 20, 1996

PROSPECTUS

                          CANYON RESOURCES CORPORATION
                               20,000,000 SHARES

         This Prospectus covers 20,000,000 shares (the "Shares") of the common stock, $.01 par value (the "Common Stock"), of Canyon Resources Corporation, a Delaware corporation (the "Company"). The Company from time to time may offer the Shares for general working capital purposes and to fund possible future acquisitions. See "Use of Proceeds".

         When Shares are offered hereunder, a supplement to this Prospectus will be delivered (the "Prospectus Supplement") together with this Prospectus setting forth the terms of the offering thereby.

         The Company may sell the Shares through underwriters or dealers, or through agents. See "Plan of Distribution". The accompanying Prospectus Supplement will set forth the names of any underwriters or agents involved in the sale of the Shares in respect of which a Prospectus is being delivered, the principal amounts, if any, to be purchased by underwriters and the compensation, if any, of such underwriters or agents.

         The Company's Common Stock is traded on The American Stock Exchange ("AMEX"). On December 18, 1996 the closing price for the Common Stock as quoted on AMEX was $2.50.

                    -------------------------------------

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
           COMMISSION NOR HAS THE COMMISSION OF ANY STATE SECURITIES
               COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
                   THIS PROSPECTUS. ANY REPRESENTATION TO THE
                         CONTRARY IS A CRIMINAL OFFENSE.

                    -------------------------------------

FOR A DISCUSSION OF CERTAIN MATTERS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE SECURITIES, SEE "PRINCIPAL RISK FACTORS" AT PAGE 5 HEREOF.

              The date of this Prospectus is _____________, 1996.

         IN CONNECTION WITH ANY OFFERING OF COMMON STOCK, UNDERWRITERS OR AGENTS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICES OF THE COMMON STOCK OFFERED HEREBY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE AMERICAN STOCK EXCHANGE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.


                             AVAILABLE INFORMATION

         The Company is subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, and accordingly files reports, proxy statements, and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements, and other information filed with the Commission are available for inspection and copying at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, and at certain of the Commission's regional offices located at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60604; and 7 World Trade Center, New York, New York 10048, upon payment of the charges prescribed therefor by the Commission. The Commission also maintains a Web site that contains reports, proxy and information statements and other information regarding registrants, including the Company, that file electronically with the Commission at http://www.sec.gov.

         The Company has filed with the Commission a registration statement on Form S-3 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus does not contain all of the information set forth in the Registration Statement. Copies of the Registration Statement are available from the Commission as set forth above.

         The Common Stock of the Company is currently traded on The American Stock Exchange ("AMEX"). Reports, proxy statements and other information filed by the Company therewith can be inspected at The American Stock Exchange, 86 Trinity Place, New York, New York 10006.


                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents filed by the Company (File No. 0-14329) are incorporated herein by reference:

         1. Annual Report on Form 10-K for the fiscal year ended December 31, 1995.

         2. Quarterly Report on Form 10-Q for the periods ended March 31, 1996, June 30, 1996 and September 30, 1996.

         3. A description of the Company's Common Stock contained in the Registration Statement on Form 8-A as declared effective by the Securities and Exchange Commission on March 18, 1986.

         All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Common Stock shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such documents.

         Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         The Company will provide without charge to each person, including any beneficial owner, to whom a Prospectus is delivered, upon written or oral request of such person, a copy of any or all of the documents which are incorporated by reference herein, other than exhibits to such documents which are not specifically incorporated by reference herein. Requests should be directed to Canyon Resources Corporation, 14142 Denver West Parkway, Suite 250, Golden, CO 80401, Attention: Cheryl Martin (telephone 303-278-8464).


                          CANYON RESOURCES CORPORATION

         Canyon Resources Corporation, a Delaware corporation (the "Company" or "Canyon") is a Colorado-based company which was organized in 1979 to explore, acquire, develop, and produce precious metals and industrial minerals. The Company is involved in all phases of the mining business from early stage exploration, exploration drilling, development drilling, feasibility studies and permitting, through construction, operation and final closure of mining projects.

         The Company has gold and industrial mineral production operations in the western United States. The Company also conducts mineral exploration activities in the western United States. In the past two years, the Company has commenced an exploration program in many areas of increasing interest throughout Latin America and Africa. The Company's exploration and development efforts emphasize precious metals (gold and silver) and industrial minerals.

         Once acquired, mineral properties are evaluated by means of geologic mapping, rock sampling, and geochemical analyses. Properties having favorable geologic conditions and anomalous geochemical results usually warrant further exploration by the Company. In almost all cases, exploration or development drilling is required to further test the mineral potential of each property. If a property has been adequately evaluated and does not warrant additional work, the property is abandoned.

         Properties which have a demonstrated inventory of mineralized rock of a potentially economic nature are further evaluated by conducting various studies including calculation of tonnage and grade, metallurgical testing, development of a mine plan, environmental baseline studies and economic feasibility studies. If economics of a project are favorable, a plan of operations is developed and submitted to the required governmental agencies for review. Depending on the magnitude of the proposed project and its environmental impact, an environmental analysis report or environmental impact statement is prepared under direction of one or more governmental agencies, prior to issuance of permits for the construction of a mining operation.

         The Company conducts its mineral exploration and development independently and through joint ventures with other companies. The Company is continually evaluating its properties and other properties which are available for acquisition, and will acquire, joint venture, market to other companies, or abandon properties in the ordinary course of business.

         The Company completed its initial public offering of securities in 1986. From 1986, when the Company became a reporting company, to August 16, 1996, the Company's securities were quoted on the Nasdaq Stock Market. Since August 19, 1996, the Company's common stock has been traded on AMEX.

         The Company's principal executive office is located at 14142 Denver West Parkway, Suite 250, Golden, Colorado 80401, telephone (303) 278-8464. The Company, in doing business, acts on its own behalf and through its subsidiaries. The "Company" or "Canyon" is also used to refer to all of the wholly owned subsidiaries of Canyon Resources Corporation.


                           FORWARD-LOOKING STATEMENTS

         In addition to historical information, this Prospectus and the documents incorporated herein by reference contain forward-looking statements. The forward-looking statements contained herein are subject to certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed in the section entitled "RISK FACTORS" set forth below. Investors are cautioned not to place undue reliance on these forward-looking statements, which reflect management's analysis only as of the date of such statements. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date of such statements.

                             PRINCIPAL RISK FACTORS

THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK FOR THE INVESTOR. EACH POTENTIAL INVESTOR SHOULD CONSIDER CAREFULLY, AMONG OTHER THINGS, THE FOLLOWING RISK FACTORS THAT MAKE THE SHARES OFFERED HEREBY A SPECULATIVE INVESTMENT

GENERAL RISKS RELATED TO THE MINING INDUSTRY

         Nature of Mineral Exploration and Production. Exploration for minerals is highly speculative and involves greater risks than many other businesses. Many exploration programs do not result in the discovery of mineralization and any mineralization discovered may not be of sufficient quantity or quality to be profitably mined. Uncertainties as to the metallurgical amenability of any minerals discovered may not warrant the mining of these minerals on the basis of available technology. The Company's operations are subject to all of the operating hazards and risks normally incident to exploring for and developing mineral properties, such as encountering unusual or unexpected formations, environmental pollution, personal injury and flooding. All of these factors may result in losses in relation to amounts spent which are not recoverable. The Company has experienced losses of this type from time to time.

         Competition and Scarcity of Mineral Lands. Many companies and individuals are engaged in the mining business, including large, established mining companies with substantial capabilities and long earnings records.
There is a limited supply of desirable mineral lands available for claim staking, lease or other acquisition in the United States and other areas where the Company contemplates conducting exploration activities. The Company may be at a competitive disadvantage in acquiring mining properties since it must compete with these individuals and companies, many of which have greater financial resources and larger technical staffs than the Company. From time to time, specific properties or areas which would otherwise be attractive to the Company for exploration or acquisition are unavailable due to their previous acquisition by other companies.

         Fluctuation in the Price of Minerals. The market price of minerals is extremely volatile and beyond the control of the Company. Gold prices are generally influenced by basic supply/demand fundamentals. The market dynamics of supply/demand can be heavily influenced by economic policy, i.e., central banks sales/purchases, political unrest, conflicts between nations, and general perceptions about inflation. Fluctuating metal prices may have a significant impact on the Company's results of operations and operating cash flow. Furthermore, if the price of a mineral should drop dramatically, the value of the Company's properties which are being explored or developed for that mineral could also drop dramatically and the Company might not be able to recover its investment in those properties. The decision to put a mine into production, and the commitment of the funds necessary for that purpose, must be made long before the first revenues from production will be received. During the last five years, the average annual market price of gold has fluctuated between $326 per ounce and $415 per ounce. Price fluctuations between the time that such a decision is made and the commencement of production can change completely the economics of the mine. Although it is possible to protect against price fluctuations by hedging in certain circumstances, the volatility of mineral prices represents a substantial risk in the mining industry generally which no amount of planning or technical expertise can eliminate. The Company's practice has generally been to sell its minerals at spot prices, unless price hedging was required in connection with securing loan facilities.

         Gold Prices Over the Last Five Years. Gold prices tend to fluctuate significantly. The following table shows the COMEX Gold month-end closing price for the last five years and eleven months:

                      COMEX GOLD MONTH-END CLOSING PRICE

YEAR     JAN.     FEB.      MAR.     APR.    MAY      JUN.    JUL.     AUG.    SEPT.    OCT.    NOV.     DEC.
-------------------------------------------------------------------------------------------------------------
1991      $382     $383     $369     $367    $371     $377    $371     $353    $357     $359     $368    $354
1992      $368     $363     $352     $344    $342     $348    $361     $345    $349     $340     $334    $332
1993      $336     $334     $344     $361    $384     $383    $411     $376    $357     $370     $370    $387
1994      $392     $392     $402     $386    $396     $394    $389     $391    $398     $385     $381    $384
1995      $393     $392     $405     $399    $394     $392    $388     $387    $386     $384     $387    $387
1996      $406     $400     $396     $392    $391     $380    $388     $387    $378     $378     $373    ----


         Environmental Controls. Compliance with environmental quality requirements and reclamation laws imposed by federal, state, and local governmental authorities may necessitate significant capital outlays, may materially affect the economics of a given property, or may cause material changes or delays in the Company's intended activities. New or different environmental standards imposed by any governmental authority in the future may adversely affect the Company's activities. The Company experienced significant delays and incurred costs over those originally anticipated in connection with the environmental review and permitting process for the Briggs Mine in California. At the Briggs Project, the Company originally estimated a permitting time of 24 months and a cost for permitting of $2 million. However, the actual permitting time stretched to 33 months, and costs increased to $4 million. In California, both the federal government and the state government require environmental review documents -- an environmental impact statement ("EIS") under federal law and an environmental impact report ("EIR") under state law. The United States Department of Interior Bureau of Land Management ("BLM") and Inyo County became the lead agencies for the federal and the state permitting processes, respectively. Notwithstanding the fact that a Memorandum of Understanding was signed during the first few months of the process between the BLM and Inyo County, under which the BLM and Inyo County cooperated as co-lead agencies in the preparation of one environmental review document to satisfy both federal and state requirements (an EIS/EIR), significant additional time and numerous administrative drafts of the EIS/EIR were required during the process to harmonize and satisfy the needs and requirements of both the BLM and Inyo County. Costs increased due to the significant additional expense of the numerous administrative drafts which were required to be completed, due to other additional costs which were incurred in satisfying both agencies, and due to additional fixed and other costs as a result of the extended period of time required to complete the permitting process.

         The Kendall Mine operates under permits issued by the Montana Department of Environmental Quality (DEQ) and other regulatory agencies. The DEQ also requires that the Company maintain a $1.9 million reclamation bond. Reclamation has been ongoing throughout the life of the operation and costs to date total $2.0 million. The Company has accrued an additional $2.2 million related to mine closure as of September 30, 1996. Although the DEQ has approved the Company's soils and revegetation plan and its drainage and sediment control plan, a water quality and long-term monitoring plan has not been formulated and it is anticipated that it will be submitted for review in 1997. The outcome of that plan may impact the Company's estimate of costs remaining to achieve mine closure.

         Uncertainty of Title. Most of the Company's mining properties are unpatented mining claims to which the Company has only possessory title. Because title to unpatented mining claims is subject to inherent uncertainties, it is difficult to determine conclusively ownership of such claims. In addition, in order to retain title to an unpatented mining claim, a claim holder must have met annual assessment work requirements ($100 per claim) through September 1, 1992 and must have complied with stringent state and federal regulations pertaining to the filing of assessment work affidavits. Moreover, after September 1, 1992, the right to locate or maintain a claim generally is conditional upon payment to the United States of a rental fee of $100 per claim per year for each assessment year instead of performing assessment work. State law may, in some instances, still require performance of assessment work.

         The present status of the Company's properties as unpatented mining claims located on public lands of the U.S. allows the claimant the exclusive right to mine and remove valuable minerals, such as precious and base metals and industrial minerals, found therein, and also to use the surface of the land solely for purposes related to mining and processing the mineral-bearing ores. However, legal ownership of the land remains with the U.S. Accordingly, with an unpatented claim, the U.S. retains many of the incidents of ownership of land, the U.S. regulates use of the surface, and the Company remains at risk that the claims may be forfeited either to the U.S. or to rival private claimants due to failure to comply with statutory requirements as to location and maintenance of the claims. If there exists a valuable deposit of locatable minerals (which is the requirement for the unpatented claim to be valid in the first place), and provided certain levels of work and improvements have been performed on an unpatented mining claim, the Mining Law of 1872 authorizes claimants to then seek to purchase the full title to the claim, thereby causing the claim to become the private property of the claimant. Such full ownership expands the claimant's permissible uses of the property (to any use authorized for private property) and eliminates the need to comply with maintenance and reporting requirements necessary to protect rights in an unpatented claim.

         Because the Company believes that it has established the existence of valuable mineral deposits in certain of its properties, and has maintained and improved the claims in the manner required by law, it has sought to enhance its rights in those properties by seeking issuance of mineral patents. In July of 1992, the Company caused four applications for mineral patent for the 20 lode mining claims comprising the then- known ore reserves at the Briggs property to be filed with the Bureau of Land Management ("BLM"). However, due to administrative backlogs in the California State Office of the BLM, processing of those applications has not proceeded. On December 30,

1993, the Company caused five applications for mineral patent for the 15 placer mining claims which encompass known ore reserves on public lands for the diatomite operations conducted by the Company's subsidiary, CR Minerals, to be filed with the Nevada State Office of the BLM. Those applications have been processed to the point where the purchase price for the claims has been accepted.

         On October 1, 1994, while the patent applications were pending, Congress imposed a moratorium on accepting and processing mineral patent applications within the Department of the Interior. Under the terms of the continuing statutory moratorium (as interpreted by the Secretary of the Interior), and solely as a result of the actions or inactions of the respective state offices prior to the time the moratorium became effective, the Secretary considers the California applications not to be exempt from the moratorium, and therefore will not allow them to be processed while the moratorium remains in effect, but the Nevada applications are considered exempt and are being adjudicated. The Company instituted litigation in the U.S. District Court for the District of Nevada to attempt to force the Secretary to construe all of the applications as exempt from the moratorium and to diligently process all of them, either by granting patents or by contesting the claims. However, the Court has declined to compel the Secretary to expedite processing of the applications. The Court's decision does not determine the validity of the claims, nor does it directly affect the Company's basic ability to conduct mining operations on the claims.

         The Company has no reason to believe that grounds exist for denial of any of the patents when and if they are ultimately adjudicated. However, there can be no assurance that such patents will be granted.

         Proposed Legislation Affecting the Mining Industry. For the last several Congressional sessions, bills have been repeatedly introduced in the U.S. Congress which would supplant or radically alter the provisions of the Mining Law of 1872. As of November 1, 1996, no such bills have passed. If enacted, such legislation could substantially increase the cost of holding unpatented mining claims and could impair the ability of companies to develop mineral resources on unpatented mining claims. Under the terms of certain proposed legislation, the ability of companies to obtain a patent on unpatented mining claims would be nullified or substantially impaired. Moreover, certain forms of such proposed legislation contain provisions for the payment of royalties to the federal government in respect of production from unpatented mining claims, which could adversely affect the potential for development of such claims and the economics of operating existing mines on federal unpatented mining claims. The Company's financial performance could therefore be affected adversely by passage of such legislation. It is impossible to predict at this point what any legislated royalties might be, but, as an example, a potential three percent gross royalty, assuming a gold price of $400 per ounce, would have an approximated $12 per ounce impact on the Company's costs of production from unpatented mining claims.

SPECIFIC RISKS RELATED TO THE COMPANY

         Permitting Risks at the McDonald Facilities. Mining activity in the United States is subject to the granting of numerous permits under applicable Federal and State statutes, including, but not limited to, the National Environmental Policy Act, the Clean Water Act, the Clean Air Act, and the Montana Environmental Policy Act. It is not legal to engage in mining activity without securing the permits required by these and other statutes. Initiation of gold production at the McDonald project will thus require the granting of numerous permits, some of which are discretionary.

         Major permits include the Operating Permit from the Montana Department of Environmental Quality (DEQ), the Operating Plan from the Montana Department of Natural Resources and Conservation (DNRC), the Air Quality Permit (DEQ), the Montana Pollutant Discharge Elimination System Permit (DEQ), a Non-Degradation Authorization (DEQ), a Stormwater Discharge Permit (DEQ), a Water Rights Permit
(DNRC), a Section 404 Dredge and Fill Permit from the U.S. Army Corps of Engineers (COE), and a Fiscal Impact Plan which must be approved by the Montana Hard Rock Impact Board and numerous local government units.

         An Environmental Impact Statement (EIS) is currently being prepared by three co-lead agencies, DEQ, DNRC, and COE. This EIS will be used to support all of the major permit decisions. Agency decisions on the permits are anticipated to be forthcoming by the end of 1997. In April 1996, certain environmental groups brought an action against the DEQ challenging its determination in March of 1996 that the permit application for the McDonald Project is complete. No assurance can be given that such permits will be issued, or if issued, in what time frame such issuance would occur.

         Permitting, Construction and Start-up Risk at the Briggs Project. The Company has received all of its permits and approvals for the development and operation of the Briggs Project, and has obtained financing estimated to cover 100% of project development costs of $34 million for construction of project facilities and $10 million for mining equipment. The granting of certain of the permits has been appealed and to date each of the appeals has been dismissed. No assurance can be given that other potential appeals might not be successful in overturning the granting of a permit. Construction commenced in December 1995 and the initial gold pour at the Briggs Mine occurred in October 1996. The first phase of the leach pad was constructed and fully covered with overliner material and began receiving crushed ore which underwent leaching in November 1996.

         Limited Remaining Life of the Kendall Mine. The Company's principal revenue and income producing asset from 1988 to 1995 was the Kendall Mine, located near Lewistown, Montana. The Kendall Mine has produced over 300,000 ounces of gold. Mining activity at the Kendall Mine ceased in January, 1995, and the Company estimates that gold produced by the Kendall Mine will no longer be sold profitably after 1996. Thus, the ability of the Company to generate increased revenues or earnings is dependent on its ability to bring into production additional facilities, such as the Briggs Mine.

         Uncertainty of Funding for Exploration. Prior to 1986, the Company funded its exploration and acquisition activities through joint venture arrangements, which minimized the cost of such activities to the Company and allowed it to explore and acquire a greater number of properties than it would otherwise have been able to explore or acquire on its own. Since 1986, the Company has funded a portion of its exploration activities without joint venture participation, resulting in increased costs to the Company. The Company has been successful in raising such funds for its exploration activities. Additional funding from existing partners or third parties, however, may be necessary to conduct detailed and thorough evaluations of, and to develop certain properties. The Company's ability to obtain this financing will depend upon, among other things, the price of gold and the industry's perception of its future price. Therefore, availability of funding is dependent largely upon factors outside of the Company's control, and cannot be accurately predicted. The Company does not know from what sources it will derive any required funding. If the Company is not able to raise additional funds (as to which there can be no assurance), it will not be able to fund certain exploration activities on its own.

         Uncertainty of Funding for Production. The Company believes that its producing properties have been adequately financed for current and ongoing production. If the Company's continuing exploration and/or development activities indicate economically minable ore on other properties now owned or hereafter acquired by the Company, however, the Company will be required to expend potentially large sums to put such properties into production. The amount of such financing could be reduced if the Company sells assets or enters into joint ventures on one or more of its properties. The Company may need to seek additional funding for the Seven-Up Pete/McDonald project. The development capital budget for the Seven-Up Pete/McDonald Project will be determined on an annual or longer basis pursuant to the budgetary approval process between Phelps Dodge Mining Company, a division of Phelps Dodge Corporation, the operator and majority participant in the joint venture, and the Company, in accordance with the Seven-Up Pete Venture Agreement previously filed as an exhibit to the Company's Reports on Form 10-K filed with the Commission.

         The Seven-Up Pete Venture Agreement provides for Phelps Dodge, as the manager of the venture, to submit a proposed budget for review by the venture participants at least two months prior to the period to be covered by the budget. Within thirty days of submission of the proposed budget, the non-managing participant has the option to approve the proposed budget as submitted or propose modifications to it, in which case the participants must seek to develop a budget which is mutually acceptable in accordance with the procedures of the Seven-Up Pete Venture Agreement.

         Within twenty days of a final vote adopting a budget, which vote is determined by an affirmative vote of the majority of the participating interests, each party can elect to participate to the full extent of its participating interest in such budget, or in some lessor amount. If a participant elects to contribute to a budget in an amount less than its full participating interest, its participating interest will thereafter be reduced in proportion to the total contributions made by both parties up to the time of the election, together with the amounts elected to be contributed to such budget, all in accordance with the formula established in the Seven-Up Pete Venture Agreement. If a participant defaults in making a required contribution to an adopted budget, the non-defaulting participant has the option to advance the amount of default on behalf of the defaulting participant as a demand loan, or to have the defaulting participant's participating interest reduced in relation to the amounts contributed by the parties; provided that the defaulted amount shall be subtracted from the defaulting participant's previous contributions in calculating the participant's new interest.

         In the event a development capital budget is approved which calls for amounts to be contributed by the Company in excess of that which the Company is able to expend, the Company may be subject to a dilution of its interest as described above. There can be no assurance that additional funding would be available to meet the Company's needs in avoiding dilution. It is estimated that the initial capital costs for the Seven-Up/McDonald Project would be approximately $188 million. The Company's 27.75% share of that amount would be approximately $52 million. However, the Company believes that project financing on reasonable terms could be obtained for the Seven-Up/McDonald Project for at least 70% or more of the initial capital cost requirements. In that event, the Company's share of the remaining 30% of the initial capital cost requirements would be approximately $16 million in order to retain its current participating interest of 27.75%. The total amounts spent to date on the Seven-Up/McDonald Project are in excess of $30 million, of which the Company has expended 27.75%, or approximately $8.4 million.

         Uncertainty of Development and Operating Property Economics and Ore Grades at Development Properties. Decisions as to whether any of the mineral development properties which the Company now holds or which it may acquire in the future contain commercially minable deposits, and whether such properties should therefore be brought into production, depend upon the results of exploration programs and/or feasibility analyses and the recommendations of duly qualified engineers or geologists. Such decisions involve consideration and evaluation of several significant factors, including, but not limited to, the (a) costs of bringing a property into production, including exploration and development work, preparation of production feasibility studies and construction of production facilities, (b) availability and costs of financing,
(c) ongoing costs of production, (d) market prices for the mineral to be produced, and (e) the amount and grades of reserves or mineralized material. There can be no assurance that any of the development properties now held by the Company, or which may be acquired by the Company, contains a commercially minable mineral deposit, and therefore no assurance that the Company will ever generate a positive cash flow from production operations on such properties. The potential development properties and the properties under construction on which minable reserves have been defined include the Seven-Up Pete/McDonald deposits in Montana and the Briggs Project in California. There can be no assurance that these development properties can attain profitable operations. Both the Briggs and McDonald projects have predicted average gold grades (.030 and .034 ounces per ton, respectively) less than the average grade produced during mining operations at the Kendall Mine since 1990 of .051 ounces per ton. In addition, once a property is placed into production, risks still exist that the amount and grade of its reserves will not actually be as predicted. To the extent that lower amounts and/or grades of reserves are experienced, costs per unit produced and profitability can be adversely affected. Depending upon the extent of such an effect in any of the Company's properties, the Company could incur a writedown on its investment in any such property.

         No Dividends. For the foreseeable future, it is anticipated that the Company will use any earnings to finance its growth and that dividends will not be paid to shareholders. Further, pursuant to the Guarantee, Equity Contribution and Pledge Agreement dated as of December 6, 1995 ("Guarantee Agreement") executed by the Company in favor of its wholly owned subsidiary, CR Briggs Corporation, in connection with the Loan Agreement of the same date ("Loan Agreement") for the Briggs Project with Banque Paribas and others, the Company has agreed to maintain certain levels of working capital, tangible net worth, and leverage ratios and make equity contributions to complete the Briggs Project in the event of cost overruns in excess of the $6 million currently available for such purpose, which could restrict the payment of dividends where such payment would result in a failure to maintain such levels or make such contributions. See Items 5 and 7 and Notes 6 and 7 to the Financial Statements in the Company's Report on Form 10-K for the period ending December 31, 1995 filed with the Commission. In particular, the Company, at any time during the term of the Guarantee Agreement, must maintain a tangible net worth of not less than $38 million; a working capital ratio of the aggregate current assets to aggregate current liabilities of the Company and its subsidiaries of at least
1.75 to 1.0; and must maintain a leverage ratio, defined as the ratio of total liabilities to tangible net worth, of at least 1.22 to 1. Similarly, CR Briggs Corporation is prohibited from repaying the Company for advances or from paying dividends to the Company from the Briggs Project revenues unless certain conditions relating to the financial performance of the Briggs Project are met. These conditions and the financial performance are referred to in Notes 6 and 7 to the Financial Statements included in the Company's Report on Form 10-K for the period ending December 31, 1995 filed with the Commission. In addition to those conditions specifically discussed in Notes 6 and 7, CR Briggs Corporation must maintain a future debt coverage ratio, defined as the net present value of the future cash flow for the Briggs Project to the aggregate outstanding principal amount of loans remaining to be paid on any given date, of at least
1.5 to 1 in order to be able to make any dividend or other payment to the Company from the proceeds of the Briggs Project. The Company is currently in compliance with all of the above-described conditions of the Loan Agreement and the Guarantee Agreement and believes it will be able to stay in compliance throughout the term of such agreements; however, no assurance can be provided that the Company will always be in complete compliance with all such conditions.

         Lack of Profitability. The Company's operating history has resulted in losses from operations in the fiscal years ending December 31, 1993, 1994 and 1995 and through the nine months ended September 10, 1996. While certain of the Company's operations may be profitable during a given fiscal year, the Company's operations as a whole may be unprofitable due to exploration and development costs on properties from which no revenue is derived, to continuing corporate general and administrative costs and interest expense associated with long term debt.

         Change in Control Provisions. The Company's Certificate of Incorporation and Bylaws contain certain measures designed to make it more difficult and time-consuming to change majority control of the Company's Board of Directors and to reduce the vulnerability of the Company to an unsolicited offer to take over the Company, particularly an offer which does not contemplate the acquisition of all the Company's outstanding shares or which does contemplate the restructuring or sale of all or part of the Company.
These provisions include (i) classification of the Board of Directors into three classes, each class to serve for three years, (ii) a provision that the Company's directors may be removed only for cause and only with the approval of the holders of at least 66-2/3% of the voting power of the Company entitled to vote for the election of directors, (iii) a provision that any vacancy on the Board may be filled by the remaining directors then in office, though less than a quorum, and (iv) a provision requiring a 66-2/3% shareholder vote to amend or repeal, or to adopt any provision inconsistent with the foregoing measures.
The foregoing measures may have certain negative consequences, including an effect on the ability of shareholders of the Company or other individuals to
(i) change the composition of the incumbent board of directors; (ii) benefit from certain transactions which are opposed by the incumbent board of directors; (iii) make a tender offer or otherwise attempt to gain control of the Company, even if such attempt was beneficial to the Company and its shareholders. Since such measures may also discourage accumulations of large blocks of the Company's stock by purchasers whose objective is to have such stock repurchased by the Company at a premium, they could tend to reduce the temporary fluctuations in the market price of the Company's stock which are caused by such accumulations. Accordingly, shareholders may be deprived of certain opportunities to sell their stock at a temporarily higher market price. The provisions relating to the removal of directors and the filling of vacancies will reduce the power of shareholders, even those with a majority interest in the Company, to remove incumbent directors and to fill vacancies on the board of directors.

         Volatility of Price for Common Stock. The market price for shares of the Company's Common Stock may be highly volatile depending on news announcements or changes in general market conditions. In recent years the stock market has experienced extreme price and volume fluctuations.

                                USE OF PROCEEDS

         The net proceeds received by the Company from the sale of the Shares offered hereby will be utilized for general working capital purposes, for mine exploration and expansion, and to finance possible acquisitions. Except as may be set forth in a Prospectus Supplement, the Company does not have any agreements or other commitments for any acquisitions at this time.


                              PLAN OF DISTRIBUTION

         The Company may sell the Shares (i) to or through underwriters or dealers, (ii) directly to other purchasers or (iii) through agents. The Prospectus Supplement will set forth the terms of the offerings of any Shares, including the method of distribution, the name or names of any underwriters, dealers or agents, any managing underwriter or underwriters, the purchase price of the Shares and the proceeds to the Company from the sale, any underwriting discounts and other items constituting underwriters and agents' compensation and any discounts and concessions allowed, reallowed or paid to dealers or agents. Any initial public offering price and any discount or concessions allowed, reallowed or paid to dealers may be changed from time to time. The expected time of delivery of the Shares in respect of which this Prospectus is delivered will be set forth in the Prospectus Supplement.

         The distribution of the Shares may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

         Sales of the Shares that may be offered hereby may be effected from time to time in one or more transactions on AMEX, or in negotiated transactions or a combination of such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at other negotiated prices.

         In connection with the sale of the Shares, underwriters may receive compensation from the Company or from purchasers of the Shares for whom they may act as agents in the form of discounts, concessions or commissions. Underwriters may sell the Shares to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of the Shares may be deemed to be underwriters, and any discounts or commissions received by them from the Company and any profit on the resale of the Shares by them may be deemed to be underwriting discounts and commissions, under the Securities Act. Any such underwriters or agents will be identified, and any such compensation will be described, in the Prospectus Supplement.

         Under agreements which may be entered into by the Company, underwriters and agents who participate in the distribution of the Shares may be entitled to indemnification by the Company against certain liabilities, including liabilities under the Securities Act.

         If so indicated in the Prospectus Supplement, the Company will authorize underwriters or other persons acting as the Company's agents to solicit offers by certain institutions to purchase Shares from the Company pursuant to contracts providing for payment and delivery on a future date. Institutions with which such contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases such institutions must be approved by the Company. The obligations of any purchaser under any such contract will be subject to the condition that the purchase of the Shares shall not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchaser is subject. The underwriters and such other agents will not have any responsibility in respect of the validity or performance of such contracts.


                                 LEGAL MATTERS

         Certain legal matters with respect to the legality of the Shares offered hereby and the organization and existence of the Company will be passed upon for the Company by Parcel, Mauro, Hultin & Spaanstra, P.C., 1801 California Street, Suite 3600, Denver, Colorado 80202.

                                    EXPERTS

         The consolidated financial statements of the Company as of December 31, 1995 and 1994 and for the three years in the period ended December 31, 1995, which are incorporated by reference in this Prospectus, have been audited by Coopers & Lybrand L.L.P., independent public accountants, as indicated in their report which includes an explanatory paragraph regarding the Company's change in accounting for impairments of long- lived assets, dated March 27, 1996, with respect thereto, and are incorporated herein by, reference in reliance upon the authority of said firm as experts in accounting and auditing.

         The Engineering Report by Davy International referred to in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995, which is incorporated by reference in this Prospectus, has been included herein in reliance on their report, given on the authority of that firm as experts in mining engineering.

         The "Fatal Flaw Review" and Executive Summary prepared by Roberts & Schaefer Company for the Company's Feasibility Study at Briggs, referred to in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995, which is incorporated by reference in this Prospectus, has been included herein in reliance on their report, given on the authority of that firm as experts in mining and processing engineering.

         The "Fatal Flaw Review" of the ore reserves, mine plan, and mining capital and operating costs prepared by Mine Reserves Associates, Inc. for the Company's Feasibility Study at Briggs, referred to in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995, which is incorporated by reference in this Prospectus, has been included herein in reliance on their review, given on the authority of that firm as experts in geology and reserves.

         The review of the environmental and permitting aspects of the Company's Feasibility Study at Briggs performed by Remy and Thomas, Attorneys at Law, referred to in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995, which is incorporated by reference in this Prospectus, has been included herein in reliance on their review, given on the authority of that firm as experts in California environmental law.

         The additional opinion on the gold recovery at Briggs provided by Chamberlin & Associates, as referred to in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995, which is incorporated by reference in this Prospectus, has been included herein in reliance on their opinion, given on the authority of that firm as experts in metallurgical engineering.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS



         Item 14.  Other Expenses of Issuance and Distribution.

         The following table sets forth the various expenses payable by the Registrant in connection with the sale and distribution of the securities being registered. All of the amounts shown are estimated except for the Securities and Exchange Commission registration fee.


             SEC registration fee                 $14,969.70
             Blue Sky fees and expenses           $ 1,000.00
             Printing and engraving expenses      $   500.00
             Legal fees and expenses              $ 6,000.00
             Accounting fees and expenses         $ 3,600.00
                  Total                           $26,069.70



         Item 15.  Indemnification of Directors and Officers.

         Section 145 of the Delaware General Corporation Law provides as follows:

145. INDEMNIFICATION OF OFFICERS, DIRECTORS, EMPLOYEES AND AGENTS; INSURANCE. (a) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

         (b) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, or suit by or in the right of the corporation to procure a judgment in its favor by reason of the act that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

         (c) To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

         (d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in subsections (a) and
(b) of this section. Such determination shall be made (1) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (2) if such a quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (3) by the stockholders.

         (e) Expenses incurred by an officer or director in defending a civil or criminal action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in this section. Such expenses incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the board of directors deems appropriate.

         (f) The indemnification and advancement of expenses provided by, or granted pursuant to the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested director or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

         (g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under this section.

         (h) For purposes of this section, references to "the corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

         (i) For purposes of this section, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to "serving at the request of the corporation" shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to any employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" as referred to in this section.

         (j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

         Article VI of the Registrant's Bylaws provides as follows:

         The corporation, to the fullest extent permitted by the General Corporation Law of the State of Delaware and by the common law of the State of Delaware, shall indemnify each person who is or was an officer, director or employee of the corporation acting in his capacity as such and may indemnify each person who is or was an agent of the corporation acting in his capacity as such. The indemnification rights provided by this Article VI are deemed a contract between the corporation and its officers, directors, and employees, and any repeal or modification of those rights will not affect any right of such persons to be indemnified against claims relating to events occurring prior to such repeal or modification. To assure indemnification under this Article VI of all such persons who are or were "fiduciaries" of an employee benefit plan governed by the Act of Congress entitled "Employee Retirement Income Security Act of 1974," as amended from time to time, Section 145 of said statute shall, for the purposes hereof, be interpreted as follows: "other enterprise" shall be deemed to include an employee benefit plan; the corporation shall be deemed to have requested a person to serve an employee benefit plan where the performance by such person of his duties to the corporation also imposes duties on, or otherwise involves services by, such person to the plan or participants or beneficiaries of the plan; excise taxes assessed on a person with respect to an employee benefit plan pursuant to said Act of Congress shall be deemed "fines"; and action taken or omitted by a person with respect to an employee benefit plan in the performance of such person's duties for a purpose reasonably believed by such person to be in the interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose which is not opposed to the best interests of the corporation.

         Article TWELFTH of the Registrant's Certificate of Incorporation provides as follows:

         No director of the corporation shall be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) for paying dividends or approving a stock purchase or redemption which is illegal or otherwise impermissible or prohibited under the Delaware General Corporate Law, or (iv) for any transaction from which the director derived an improper personal benefit.

         The effect of the foregoing provisions is to permit, under certain circumstances, indemnification of the Company's officers and directors for civil and criminal liability, such as negligence, gross negligence, and breach of duty, so long as such person acted in good faith in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and which he reasonably believed to be lawful.


         Item 16.  Exhibits.

EXHIBIT
NUMBER           DESCRIPTION
-------          -----------
1.1*             Form of Underwriting Agreement

3.1              Amended Certificate of Incorporation of the Company (1)

3.2              Bylaws of the Company, as amended  (1)

4.1      Specimen Common Stock Certificate (2)

5.1** Opinion of Parcel, Mauro, Hultin & Spaanstra, P.C. as to the legality of the Shares

23.1**   Consent of Coopers & Lybrand L.L.P.

23.2**   Consent of Davy International

23.3**   Consent of Roberts and Schaefer Company

23.4**   Consent of Mine Reserves Associates, Inc.

23.5**   Consent of Remy, Thomas and Moose

23.6**   Consent of Chamberlin & Associates

23.7**   Consent of Parcel, Mauro, Hultin & Spaanstra, P.C. (contained in
         Exhibit 5.1)

*  To be filed by supplement hereto.
** Filed herewith

-------------------------------------

(1) Incorporated by reference from the Company's Registration Statement on Form S-3 as declared effective by the Securities and Exchange Commission on May 14, 1996.

(2) Incorporated by reference from the Company's Registration Statement on Form 8-A as declared effective by the Securities and Exchange Commission on March 18, 1986.


         Item 17.  Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post- effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5) That, insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(6) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(7) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant hereby certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement and any amendment thereto to be signed on its behalf of the undersigned, thereunto duly authorized, in the City of Golden, State of Colorado on December 19, 1996.

                                           CANYON RESOURCES CORPORATION



Date: December 19, 1996                    /s/ Richard H. De Voto
                                           -----------------------------------
                                           Richard H. De Voto
                                           Principal Executive Officer


Date: December 19, 1996                    /s/ Gary C. Huber
                                           -----------------------------------
                                           Gary C. Huber
                                           Principal Financial and
                                           Accounting Officer


         Pursuant to the requirements of the Securities Exchange Act of 1933, as amended, this Registration Statement and any amendment thereto has been signed below by the following persons on behalf of the Company in the capacities and on the dates indicated.



Date: December 19, 1996                    /s/ Richard H. De Voto
                                           -----------------------------------
                                           Richard H. De Voto, Director



Date: December 19, 1996                    /s/ Gary C. Huber
                                           -----------------------------------
                                           Gary C. Huber, Director



Date: December 19, 1996                    /s/ William W. Walker
                                           -----------------------------------
                                           William W. Walker, Director

Date: December 19, 1996                    /s/ Paul A. Bailly
                                           -----------------------------------
                                           Paul A. Bailly, Director



Date: December 19, 1996                    /s/ Leland O. Erdahl
                                           -----------------------------------
                                           Leland O. Erdahl, Director



Date: December 19, 1996                    /s/ George W. Holbrook, Jr.
                                           -----------------------------------
                                           George W. Holbrook, Jr., Director



Date: December 19, 1996                    /s/ Frank M. Monninger
                                           -----------------------------------
                                           Frank M. Monninger, Director



Date: December 19, 1996                    /s/ William C. Parks
                                           -----------------------------------
                                           William C. Parks, Director



Date: December 19, 1996                    /s/ Christopher M. T. Thompson
                                           -----------------------------------
                                           Christopher M. T. Thompson, Director

                                EXHIBIT INDEX


EXHIBIT
NO.        DESCRIPTION
-------    -----------
1.1*       Form of Underwriting Agreement

3.1        Amended Certificate of Incorporation of the Company (1)

3.2        Bylaws of the Company, as amended  (1)

4.1        Specimen Common Stock Certificate (2)

5.1** Opinion of Parcel, Mauro, Hultin & Spaanstra, P.C. as to the legality of the Shares

23.1**     Consent of Coopers & Lybrand L.L.P.

23.2**     Consent of Davy International

23.3**     Consent of Roberts and Schaefer Company

23.4**     Consent of Mine Reserves Associates, Inc.

23.5**     Consent of Remy, Thomas and Moose

23.6**     Consent of Chamberlin & Associates

23.7**     Consent of Parcel, Mauro, Hultin & Spaanstra, P.C. (contained in
           Exhibit 5.1)


*  To be filed by supplement hereto.
** Filed herewith

---------------------------------------

(1) Incorporated by reference from the Company's Registration Statement on Form S-3 as declared effective by the Securities and Exchange Commission on May 14, 1996.

(2) Incorporated by reference from the Company's Registration Statement on Form 8-A as declared effective by the Securities and Exchange Commission on March 18, 1986.